Exhibit 10.7

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Principal Amount: Up to $5,000,000

Dated as of December 7, 2021

New York, New York

BioPlus Acquisition Corp., a Cayman Islands exempted company (“Maker”), promises to pay to the order of BioPlus Sponsor LLC, a Cayman Islands limited liability company, or its registered assigns or successors in interest or order (“Payee”), the principal sum of up to Five Million Dollars ($5,000,000.00) in lawful money of the United States of America, on the terms and conditions described below. All payments on this Note (unless the full principal is converted pursuant to Section 15 below) shall be made by check or wire transfer of immediately available funds to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.

Repayment. The principal balance of this Note shall be payable by Maker on the earlier of (such date, the “Maturity Date”), (a) the date on which Maker consummates its initial business combination and (b) the date of the liquidation of Maker. The principal balance may be prepaid at any time, at the election of Maker. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be obligated personally for any obligations or liabilities of the Maker hereunder.

2.	Interest. This Note shall be non-interest bearing.

3.

Drawdown Requests. Maker and Payee agree that Maker may request Five Million ($5,000,000.00) to fund the trust account established in connection with the Maker’s initial public offering (the “Trust Account”) to a value of $10.20 per public share sold in such initial public offering (the “Trust Account Funding Level”), on the date of the consummation of such offering, solely for deposit into the Trust Account. The remaining undrawn principal of this Note may be drawn down on the date of the consummation of the underwriter’s over-allotment option in connection with the IPO, solely for deposit into the Trust Account to ensure that the Trust Account Funding Level is maintained at $10.20 per share sold in the Maker’s initial public offering, in an amount proportionate to the exercise of such over-allotment option. Once an amount is drawn down under this Note, it shall not be available for future drawdown. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any payments under this Note.

4.

Application of Payments. All payments received by Payee pursuant to this Note shall be applied first to the payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, and then to the reduction of the unpaid principal balance of this Note.

5.	Events of Default. The following shall constitute an event of default (“Event of Default”):

(a) Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b) Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c) Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

For clarity, the Maker’s failure to complete an initial business combination within 18 months from the closing of its initial public offering or during any shareholder approved extension period shall not constitute an Event of Default hereunder.

6. Remedies.

(a) Upon the occurrence of an Event of Default specified in Section 5(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b) Upon the occurrence of an Event of Default specified in Sections 5(b) or 5(c) hereof, the unpaid principal balance of this Note, and all other amounts payable hereunder, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7. Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real or personal property that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8. Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9. Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10. Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

11. Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12. Trust Waiver. Notwithstanding anything herein to the contrary, Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in connection with Maker’s initial public offering, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever; provided, however, that upon the consummation of the initial business combination, Maker shall repay the principal balance of this Note out of the proceeds released to Maker from the Trust Account. In furtherance of the foregoing, the Payee hereby agrees that the Maker’s indebtedness and obligations hereunder (including, without limitation, principal, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations) plus any distributions or other payments whether presently existing or arising in the future are hereby subordinated to any security interest or similar claim created in the Trust Account by, or on behalf of, any shareholder of the Maker.

13. Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee.

14. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, however, that the foregoing shall not apply to an affiliate of Payee who agrees to be bound to the terms of this Note.

15. Conversion.

(a) Notwithstanding anything contained in this Note to the contrary, at Payee’s option, at any time prior to payment in full of the principal balance of this Note, Payee may elect to convert all or any portion of the unpaid principal balance of this Note into that number of units, each unit consisting of one ordinary share of the Maker and one-half of a warrant, each warrant exercisable for one ordinary share of the Maker (the “Conversion Units”), equal to: (x) the portion of the principal amount of this Note being converted pursuant to this Section 15, divided by (y) $10.00, rounded up to the nearest whole number of units. The Conversion Units shall be identical to the “placement units” (as such term is defined in the Maker’s Registration Statement on Form S-1, which was originally field with the SEC on July 20, 2021), issued by the Maker to the Payee in a private placement upon consummation of the Maker’s initial public offering. The Conversion Units and their underlying securities, and any other equity security of Maker issued or issuable with respect to the foregoing by way of a share dividend or share split or in connection with a combination of shares, recapitalization, amalgamation, consolidation or reorganization, shall be entitled to the registration rights set forth in Section 16 hereof.

(b) Upon any complete or partial conversion of the principal amount of this Note, (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Conversion Units, (iii) Maker shall promptly deliver a new duly executed Note to Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note, Maker shall, at the direction of Payee, deliver to Payee (or its members or their respective affiliates) (Payee or such other persons, the “Holders”) the Conversion Units, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and Payee and applicable state and federal securities laws.

(c) The Holders shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Conversion Units upon conversion of this Note pursuant hereto; provided, however, that the Holders shall not be obligated to pay any transfer taxes resulting from any transfer requested by the Holders in connection with any such conversion.

(d) The Conversion Units shall not be issued upon conversion of this Note unless such issuance and such conversion comply with all applicable provisions of law.

16. Registration Rights.

(a) Reference is made to that certain Registration Rights Agreement between Maker and the parties thereto, (the “Registration Rights Agreement”). All capitalized terms used in this Section 16 shall have the same meanings ascribed to them in the Registration Rights Agreement.

(b) The Holders shall be entitled to one Demand Registration, which shall be subject to the same provisions as set forth in the Registration Rights Agreement.

(c) The Holders shall also be entitled to include the Conversion Units and their underlying securities in Piggyback Registrations, which shall be subject to the same provisions as set forth in the Registration Rights Agreement; provided, however, that in the event that an underwriter advises Maker that the Maximum Number of Securities has been exceeded with respect to a Piggyback Registration, the Holders shall not have any priority for inclusion in such Piggyback Registration.

(d) Except as set forth above, the Holders and Maker, as applicable, shall have all of the same rights, duties and obligations set forth in the Registration Rights Agreement.

17. United States Tax Matters.

The parties hereto hereby acknowledge and agree that, notwithstanding that the Note is titled as “ Promissory Note,” for United States federal and state income tax purposes the Note is, and at all times has been, more properly characterized as equity. Accordingly, except as otherwise required by a Taxing authority following a good faith resolution of an audit, the parties agree to treat the Note as equity for all United States federal and state income tax purposes, and further, for the avoidance of doubt, the Maker hereby agrees that, with regard specifically to the rule set forth in Section 385 of the Internal Revenue Code of 1986, as amended (the “Code”), the Maker will treat the Note as equity as of the time of issuance. The parties shall prepare all required United States federal and applicable state tax returns and reports consistent with the treatment described in this Section 17.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

BioPlus Acquisition Corp.

By:	/s/ Ross Haghighat
Name:	Ross Haghighat
Title:	Chief Executive Officer and Chief Financial Officer

[Signature Page to Promissory Note]